October 2, 2012

KEYW Completes Acquisition of Poole & Associates, Inc.

HANOVER, Md., Oct. 2, 2012 (GLOBE NEWSWIRE) — The KEYW Holding Corporation (Nasdaq:KEYW) is pleased to announce the completion of the acquisition of Poole & Associates, Inc. (Poole) that was announced on September 10, 2012. As previously noted in our press release on September 10, 2012, the acquisition is expected to be immediately accretive to earnings, subject to final purchase price accounting. With the closing of this acquisition, KEYW now has over 1,000 employees, more than 800 of which hold at least a Top Secret security clearance.

Under the previously disclosed terms of the agreement, KEYW purchased all of the outstanding capital stock of Poole for $116.0 million in cash and 794,913 shares of KEYW stock. The number of shares of KEYW stock was calculated by dividing $10.0 million by the average closing price of KEYW common stock as reported on the NASDAQ Global Market over the last ten trading days ending three calendar days prior to closing.

In addition to funds provided by KEYW's recently completed secondary common stock offering, further financing for the transaction is being provided through new senior secured credit facilities in the amount of $100 million lead arranged by RBC Capital Markets. Citibank, NA is a co-lead arranger and joint bookrunner for the facilities. In addition to funding a portion of the Poole acquisition, the credit facilities are available to fund the Company's ongoing working capital requirements, possible future acquisitions, and for other general corporate purposes.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions primarily for U.S. Government intelligence and defense customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about KEYW's future expectations, plans and prospects regarding Poole described in this press release, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," "potential," "opportunities", and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to risks related to Poole's future financial performance and the anticipated accretive nature of the Poole acquisition and those risk factors set forth in KEYW's Annual Report on Form 10-K, dated and filed March 15, 2012 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Chris Donaghey

443-733-1600